Exhibit 23.1


Stan J.H. Lee, CPA
(a member firm of DMHD Hamilton Clark & Co.)
2182 Lemoine Avenue                                      Tel: 760-612-1269
Suite 200                                                Fax: 815-846-7550
Fort Lee, NJ 07024                              e-mail: stanL@dmhdxcpa.com






To the Board of Directors
and Management of
Oxford Technologies Inc.
Edison, NJ


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



I hereby consent to the use of my report dated March 24, 2003 relating to the independent auditor's reports and audited interim financial statements of Oxford Technologies Inc. as of December 31, 2002 and for the period beginning March 8, 2002 (Inception) to December 31, 2002 as appears in such Form 10-K in the Company's filings with the U.S. Securities and Exchange Commission.


/s/ Stan J.H. Lee, CPA/s/
-------------------------
Stan J.H. Lee, CPA
Fort Lee, New Jersey
March 24, 2003